                                 COINSTAR, INC.
                             1800 114TH AVENUE S.E.
                               BELLEVUE, WA 98004

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 16, 1999

                            ------------------------

TO THE STOCKHOLDERS OF COINSTAR, INC.:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of COINSTAR, INC., a Delaware corporation (the "Company"), will be held on Wednesday, June 16, 1999 at 10:00 a.m. local time at the Company's offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004. At the meeting, the stockholders will be asked to consider and vote on the following matters:

    1. To elect two directors to hold office until the 2002 Annual Meeting of Stockholders.

    2. To approve the Company's 1997 Equity Incentive Plan (i) as amended to increase the number of shares authorized for issuance under the plan from 2,900,000 shares to 3,580,000 shares and (ii) to approve the grant limitations under the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

    3. To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares authorized for issuance under the plan from 200,000 to 400,000 shares.

    4. To approve the 1997 Non-Employee Directors' Stock Option Plan, as amended and restated to increase the number of shares authorized for issuance under the plan from 100,000 to 200,000 shares.

    5. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

    6. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    The Board of Directors has fixed the close of business on April 26, 1999, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                                          [SIG]

                                          Mark P. Tanoury

                                          Secretary

Menlo Park, California

April 30, 1999

    ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                                 COINSTAR, INC.
                             1800 114TH AVENUE S.E.
                               BELLEVUE, WA 98004

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 16, 1999

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The enclosed proxy is solicited on behalf of the Board of Directors of Coinstar, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on June 16, 1999, at 10:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company's offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004. The Company intends to mail this proxy statement and accompanying proxy card on or about April 30, 1999 to the stockholders entitled to vote at the Annual Meeting.

SOLICITATION

    The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the term of proxy and any additional information furnished to stockholders. The Company will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

    Only holders of record of Common Stock at the close of business on April 26, 1999 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 26, 1999, the Company had outstanding and entitled to vote 15,467,582 shares of Common Stock.

    Each holder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

    All shares represented by proxies will be voted in accordance with stockholder directions. If the proxy is signed and returned without any directions given, shares will be voted in accordance with the Board of Directors' recommendations. The Company is not aware, as of the date hereof, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying notice of Annual Meeting of Stockholders. If any other matters are properly presented at the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named herein to vote the shares in their best judgment.

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    All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. In an uncontested election of directors, any action other than a vote for a nominee will have no effect, assuming the presence of a quorum.

    Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors if their clients have not furnished voting instructions within ten days prior to the meeting. Certain proposals other than the election of directors are "non-discretionary," and brokers who have received no instructions from their clients do not have discretion to vote on those items. When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as "broker non-votes." Broker non-votes are included in determining the presence of a quorum at the meeting, but they are not considered "shares present" for voting purposes and have no impact on the outcome of non-discretionary proposals, other than to reduce the number of favorable votes necessary to approve the proposal. Brokers have discretion to vote on Proposals 2 through 5; accordingly, there will be no broker non-votes on these proposals.

REVOCABILITY OF PROXIES

    Any person giving a proxy pursuant to this solicitation may revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 1800 114th Avenue S.E., Bellevue, Washington 98004, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

    Proposals of stockholders that are intended to be presented at the Company's 2000 Annual Meeting of Stockholders must be received by the Company not later than December 31, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting. Stockholders are also advised to review the Company Bylaws which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

    Pursuant to Rule 14a-4(c) under the Securities and Exchange Act of 1934, as amended, the Company intends to retain discretionary authority to vote proxies with respect to stockholder proposals for which the proponent does not seek inclusion of the proposed matter in the Company's proxy statement for the Company's 2000 Annual Meeting, except in circumstances where (i) the Company receives notice of the proposed matter no later than March 17, 2000, and (ii) the proponent complies with the other requirements set forth in Rule 14a-4.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS
                       THE BOARD OF DIRECTORS RECOMMENDS
                        A VOTE IN FAVOR OF EACH NOMINEE.

    The Company's Amended and Restated Certificate of Incorporation and Bylaws divide the Board of Directors into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the Board of Directors) serves for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified.

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    The Board of Directors is presently composed of seven members. There are two directors in the class whose term of office expires in 1999. Both of the nominees for election to this class, David E. Stitt and Ronald A. Weinstein, currently are directors of the Company and were previously elected by the shareholders. If elected at the Annual Meeting, each of the nominees would serve until the 2002 annual meeting and until his successor is elected and qualified, or until such director's earlier death, resignation or removal.

    Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee becomes unavailable for election, such shares will be voted for the election of a substitute nominee proposed by management. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

    Set forth below is biographical information for each nominee and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2002 ANNUAL MEETING:

DAVID E. STITT

    David E. Stitt, 52, has been a director of the Company since 1995. He has served as Managing Partner, Banyan Private Equity Management, a private investment firm, since February 1998. From 1985 to February 1998, he was an employee of Vencap, Inc. (formerly, Vencap Equities Alberta Ltd.), a venture capital firm, most recently as a Vice President. Previously for seven years, he was Vice President of Sales and Marketing for Westmills Carpet Ltd., a regional carpet manufacturer located in western Canada.

RONALD A. WEINSTEIN

    Ronald A. Weinstein, 58, has been a director of the Company since 1992. From 1984 to July 1991, he was a principal of Sloan Capital Companies, a private investment firm. From February 1989 until April 1991, Mr. Weinstein served as Executive Vice President of Merchandising at Egghead, Inc. Mr Weinstein also served on the Board of Direcors of Quality Food Centers, Inc. until 1998.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2000 ANNUAL MEETING:

GEORGE H. CLUTE

    George H. Clute, 49, has been a director of the Company since 1995. Mr. Clute, a founding general partner of Rainier Venture Partners and Olympic Venture Partners, has been a general partner of those venture capital funds since 1982. Mr. Clute serves on the boards of Nth Degree Software Corp., a privately held software development company, Sequel Technology Corp., a privately held internet software development company, the Western Association of Venture Capitalists and the Washington Software & Digital Media Alliance. He also sits on the Executive Industry Board for the Fred Hutchinson Cancer Research Center.

LARRY A. HODGES

    Larry A. Hodges, 50, has been a director of the Company since December 1995. Mr. Hodges has served as the President and Chief Executive Officer of Mrs. Field's Cookies, a retail cookie/bakery chain, since April 1994. Mr. Hodges also serves as a director of Ameristar Casinos, Inc., a casino gaming company. Prior to that Mr. Hodges was hired in 1992 by Prudential Insurance Company ("Prudential") to manage Food Barn Stores, Inc., a supermarket chain which was a distressed asset of Prudential ("Food

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Barn"). In 1993, Food Barn filed for bankruptcy protection in federal court and was subsequently sold. Prior to that, Mr. Hodges served in various capacities at American Stores Company, a food and drug retailer, for 25 years, including serving as President of two subsidiaries.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2001 ANNUAL MEETING:

JENS H. MOLBAK

    Jens H. Molbak, 36, the Company's Chief Executive Officer and Chairman of the Board, founded the Company in 1990. Prior to that he served two years as an analyst at Morgan Stanley & Co., Inc., an investment bank. Mr. Molbak earned his M.B.A. from Stanford University Graduate School of Business and his B.A. from Yale University.

WILLIAM D. RUCKELSHAUS

    William D. Ruckelshaus, 66, has been a director of the Company since November 1997. He also serves as the Chairman of the Board of Browning-Ferris Industries, Inc., a national disposal company. Since January 1996 he has been a principal of Madrona Investment Group, L.L.C., a private investment company. From 1985 to 1988, he was a partner at Perkins Coie LLP, a law firm. Prior to that, he was appointed by former President Reagan and unanimously confirmed by the U.S. Senate in May 1983 as the fifth Environmental Protection Agency Administrator. In 1976, he joined Weyerhaeuser Company, a timber company, where he served as Senior Vice President for Law and Corporate affairs until 1983.

ROBERT O. ADERS

    Mr. Aders is President Emeritus and a member of the board of directors of the Food Marketing Institute where he served as CEO from its founding in 1976 until his retirement in 1993. Immediately prior to joining FMI, Mr. Aders was acting Secretary of Labor in the Ford Administration. Mr. Aders worked at the Kroger Company from 1957 until 1974. He served in a number of executive positions before being elected chairman of the board in 1970. He is current chairman of The Advisory Board, Inc., an international consulting organization. He is also of counsel to Collier, Shannon, Rill & Scott, a law firm in Washington, D.C., and a director of a number of publicly held companies.

BOARD COMMITTEES AND MEETINGS

    During the fiscal year ended December 31, 1998 the Board of Directors held 10 meetings. The Board has an Audit Committee and a Compensation Committee.

    The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit. The Audit Committee also recommends to the Board the independent auditors to be retained and reviews the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with the audit and financial controls. The Audit Committee is composed of three non-employee directors, Messrs. Hodges, Clute, and Stitt. It met 4 times during 1998. On February 25, 1999, Mr. Hodges was elected to the Committee as Chairman, along with Messrs. Stitt and Clute.

    The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation, awards stock options to employees and consultants under the Company's stock option plans and performs other functions regarding compensation as delegated by the Board. The Compensation Committee is composed of three non-employee directors, Messrs. Ruckelshaus, Stitt and Weinstein. The Compensation Committee met 2 times during 1998. On February 25, 1999, Mr. Ruckelshaus was elected to the Committee as Chairman, along with Messrs. Stitt and Weinstein.

    During the fiscal year ended December 31, 1998, each director attended at least 75% of the aggregate of the meetings of the Board and of the committees on which he served.

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                                   PROPOSAL 2
            APPROVAL OF AMENDMENT OF THE 1997 EQUITY INCENTIVE PLAN

1997 EQUITY INCENTIVE PLAN

    GENERAL. On March 28, 1997, the Board of Directors adopted the 1997 Equity Incentive Plan (the "1997 Plan"), which was approved at the Annual Meeting of Shareholders on June 9, 1997. The purpose of the 1997 Plan is to provide a means by which selected employees, consultants and directors may be given an opportunity to benefit from increases in the value of the Common Stock, to assist the Company in securing and retaining the services of those persons and to provide those persons with incentives to exert maximum efforts for the Company's success.

    PROPOSED AMENDMENT. On March 25, 1999, the Board of Directors adopted, subject to shareholder approval, an amendment to the 1997 Plan to increase the number of shares of Common Stock available for grant under the 1997 Plan from 2,900,000 to 3,580,000 shares. As of March 31, 1999, 413,445 shares were available for the grant of new awards under the 1997 Plan (not including the proposed 680,000 share increase). The total number of shares subject to outstanding options under all of the Company's plans, plus the number of shares available for new grants under the 1997 Plan (as proposed to be amended), is approximately 20% of the Company's total outstanding Common Stock.

    ADDITIONAL APPROVAL. Section 162(m) of the Code provides generally that a publicly held corporation may not take a federal income tax deduction for compensation paid to a "covered employee" in excess of $1 million in any taxable year. "Covered employees" include the Chief Executive Officer of the corporation and every other officer who is among the other four most highly compensated officers of the corporation and is employed at year-end, as reported in the corporation's proxy statement. The $1 million limit on deductibility does not apply to compensation that meets the requirements for "qualified performance-based compensation" as defined in the Treasury regulations. For compensation plans such as the 1997 Plan, these requirements include, among other things, that the stockholders approve the plan's grant limits. The 1997 Plan, for purposes of Section 162(m), limits the number of options that may be granted to any particular individual in any calendar year to 1,000,000 shares. To ensure that the requirements for qualified performance-based compensation are met, the Board is requesting the shareholders' approval of this grant limitation under the 1997 Plan.

    Set forth below is a summary of certain important features of the 1997 Plan, as amended. It is qualified in its entirety by reference to the full text of the 1997 Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1997 PLAN AND THE SECTION 162(M) GRANT LIMITS UNDER THE 1997 PLAN.

GENERAL

    The 1997 Plan provides for the grant of (i) incentive and nonstatutory stock options (ii) stock bonuses, and (iii) rights to purchase restricted stock (collectively, "Stock Awards"). Incentive stock options granted under the 1997 Plan are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Code. Nonstatutory stock options granted under the 1997 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

    In March 1997, the Board of Directors adopted, and the stockholders subsequently approved, the 1997 Plan as an amendment and restatement of the Company's 1992 Stock Option Plan, as amended. The 1997 Plan provides a means by which selected officers and employees of and consultants to the Company and its affiliates may be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling

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such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

    The 1997 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1997 Plan and, subject to the provisions of the 1997 Plan, to determine the persons to whom and the dates on which Stock Awards will be granted; whether a Stock Award will be an incentive stock option, a nonstatutory stock option, a stock bonus, a right to purchase restricted stock or a combination of the foregoing; the provisions of each Stock Award granted (which need not be identical), including the number of shares to be subject to each Stock Award, the time or times and when a person shall be permitted to receive stock pursuant to the Stock Award. The Board of Directors is authorized to delegate administration of the 1997 Plan to a committee composed of one or more members of the Board. The Board has delegated administration of the 1997 Plan to the Compensation Committee of the Board. As used herein with respect to the 1997 Plan, the "Board" refers to the Compensation Committee as well as to the Board of Directors itself.

ELIGIBILITY

    Incentive stock options may be granted under the 1997 Plan only to selected key employees (including officers and directors who are employees) of the Company and its affiliates. Selected employees (including officers), directors and consultants are eligible to receive Stock Awards other than incentive stock options under the 1997 Plan.

    No incentive stock option may be granted under the 1997 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the incentive stock option exercise price is at least 110% of the fair market value of the stock subject to the incentive stock option on the date of grant, and the term of the incentive stock option does not exceed five years from the date of grant. For incentive stock options granted under the 1997 Plan after 1986, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000.

STOCK SUBJECT TO THE 1997 PLAN

    The Company has reserved a total of 2,900,000 shares of Common Stock for issuance under the 1997 Plan, and the Board is seeking approval of the stockholders of an amendment to add an additional 680,000 shares. As of March 31, 1999, 468,320 shares of Common Stock have been issued upon exercise of options granted under the 1997 Plan, options to purchase 2,018,235 shares of Common Stock at a weighted average exercise price of $9.00 per share were outstanding and 413,445 shares remained available for future grants of Stock Awards (not including the proposed increase). If any Stock Award granted under the 1997 Plan expires or otherwise terminates without being exercised, the Common Stock not purchased pursuant to such Stock Awards again becomes available for issuance under the 1997 Plan.

TERMS OF OPTIONS

    The following is a description of the permissible terms of options under the 1997 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

    EXERCISE PRICE; PAYMENT. The exercise price of incentive stock options under the 1997 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant, and in some cases (see "Eligibility" above), may not be less than 110% of such fair market value. The exercise price of nonstatutory options under the 1997 Plan may not be less than 85% of the fair market

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value of the Common Stock subject to the option on the date of the option grant.
However, if options were granted with exercise prices below market value, deductions for compensation attributable to the exercise of such options could be limited by Section 162(m). See "Federal Income Tax Information." At December 31, 1998, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $10.75 per share.

    In the event of a decline in the value of the Company' s Common Stock, the Board has the authority to offer employees the opportunity to replace outstanding higher priced options, whether incentive or nonstatutory, with new lower priced options. To the extent required by Section 162(m), an option repriced under the 1997 Plan is deemed to be canceled and a new option granted. Both the option deemed to be canceled and the new option deemed to be granted will be counted against the 1997 Plan share limitation.

    The exercise price of options granted under the 1997 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board, (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement or (c) in any other form of legal consideration acceptable to the Board.

    OPTION EXERCISE. Options granted under the 1997 Plan may become exercisable ("vest") in cumulative increments as determined by the Board. Shares covered by options granted in the future under the 1997 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, options granted under the 1997 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of or discontinue service to the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise, by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

    TERM. The maximum term of options under the 1997 Plan is 10 years, except that in certain cases (see "Eligibility") the maximum term is five years. Options under the 1997 Plan terminate three months after termination of the optionee's employment or relationship as a consultant or director of the Company or any affiliate of the Company, unless (a) such termination is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provided that it may be exercised at any time within one year of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may, but need not, provided that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within twelve months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

TERMS OF STOCK BONUSES AND PURCHASES OF RESTRICTED STOCK

    The following is a description of the permissible terms of stock bonuses and restricted stock purchase agreements under the 1997 Plan. The terms and conditions of stock bonus or restricted stock purchase agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each stock bonus or restricted stock purchase agreement includes the substance of each of the following provisions as appropriate:

    PURCHASE PRICE. The purchase price under each restricted stock purchase agreement is such amount as the Board may determine and designate in such agreement, but in no event may the purchase price be less than eighty-five percent (85%) of the stock's fair market value on the date such award is made. Notwithstanding the foregoing, the Board may determine that eligible participants in the 1997 Plan may be awarded stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company for its benefit.

    CONSIDERATION. The purchase price of stock acquired pursuant to a stock purchase agreement must be paid either: (i) in cash at the time of purchase;
(ii) at the discretion of the Board or the Committee, according to a deferred payment or other arrangement with the person to whom the stock is sold; or (iii) in any other form of legal consideration that may be acceptable to the Board in its discretion. Notwithstanding the foregoing, the Board may award stock pursuant to a stock bonus agreement in consideration for past services actually rendered to the Company or for its benefit.

    VESTING. Shares of stock sold or awarded under the Plan may, but need not, be subject to a repurchase option in favor of the Company in accordance with a vesting schedule to be determined by the Board.

    TERMINATION OF EMPLOYMENT OR RELATIONSHIP AS A DIRECTOR OR CONSULTANT. In the event a participant's continuous status as an employee, director or consultant terminates, the Company may repurchase or other re-acquire any or all of the shares of stock held by that person which have not vested as of the date of termination under the terms of the stock bonus or restricted stock purchase agreement between the Company and such person.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the 1997 Plan or subject to any Stock Award granted under the 1997 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1997 Plan and Stock Awards outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding Stock Awards.

EFFECT OF CERTAIN CORPORATE EVENTS

    The 1997 Plan provides that, in the event of a dissolution, liquidation or sale of substantially all of the assets of the Company, specified types of merger or other corporate reorganizations, to the extent permitted by law, any surviving corporation will be required to either assume Stock Awards outstanding under the 1997 Plan or substitute similar Stock Awards for those outstanding under such plan, or such outstanding Stock Awards will continue in full force and effect. In the event that any surviving corporation declines to assume or continue Stock Awards outstanding under the 1997 Plan, or to substitute similar Stock Awards, then, with respect to Stock Awards held by persons then performing services as employees, directors or consultants, the vesting Stock Awards will accelerate if so determined by the Board, and the Stock Awards terminated if not exercised during a specified time. The acceleration of a Stock Award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover device, with respect to Stock Awards held by persons then performing services as employees, directors or consultants, provision, and may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the 1997 Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1997 Plan will terminate on March 27, 2007.

    The Board may also amend the 1997 Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires stockholder approval in order for the 1997 Plan to satisfy Section 422 of the Code, if applicable, or Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act")); (b) increase the number of shares reserved for issuance under the 1997 Plan; or (c) change any other provision of the 1997 Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 or satisfy the requirements of Section 422 of the Code. The Board may submit any other amendment to the 1997 Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

RESTRICTIONS ON TRANSFER

    Under the 1997 Plan, an incentive stock option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution and during the lifetime of the optionee, may be exercised only by the optionee. A nonstatutory stock option may not be transferred except by will or by the laws of descent and distribution or pursuant to a "qualified domestic relations order," unless otherwise specified in the option agreement. In any case, the optionee may designate in writing a third party who may exercise the option in the event of the optionee's death. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

    INCENTIVE STOCK OPTIONS. Incentive stock options under the 1997 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

    There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

    If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on how long the stock was held. Long-term capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate is effectively 39.6% at the present time. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

    NONSTATUTORY STOCK OPTIONS. Nonstatutory stock options granted under the 1997 Plan generally have the following federal income tax consequences:

    There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on how long the stock was held. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

    RESTRICTED STOCK AND STOCK BONUSES. Restricted stock and stock bonuses granted under the 1997 Plan generally have the following federal income tax consequences:

    Upon acquisition of stock under a restricted stock or stock bonus award, the recipient normally will recognize taxable ordinary income equal to the excess of the stock's fair market value over the purchase price, if any. However, to the extent the stock is subject to certain types of vesting restrictions, the taxable event will be delayed until the vesting restrictions lapse unless the recipient elects to be taxed on receipt of the stock. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the recipient. Upon disposition of the stock, the recipient will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long or short-term depending on how long the stock was held from the date ordinary income is measured. Slightly different rules may apply to persons who acquire stock subject to forfeiture.

    POTENTIAL LIMITATION ON COMPANY DEDUCTIONS. As part of the Omnibus Budget Reconciliation Act of 1993, the U.S. Congress amended the Code to add Section 162(m), which denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to Stock Awards, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

    Certain kinds of compensation, including qualified "performance-based compensation," are disregarded for purposes of the deduction limitation. In accordance with proposed Treasury regulations issued under Section 162(m), compensation attributable to stock awards will qualify as performance-based compensation, provided that (i) the stock award contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the award is granted by a compensation committee composed solely of "outside directors"; and (iv) the exercise price of the award is no less than the fair market value of the stock on the date of grant. Stock bonuses qualify as performance-based compensation under the Treasury regulations only if: (i) the award is granted by a compensation committee comprised solely of "outside directors"; (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain; (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied; and
(iv) prior to the granting (or exercisability) of the award, stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount (or formula used to calculate the amount) payable upon attainment of the performance goal).

                                   PROPOSAL 3
           APPROVAL OF AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

EMPLOYEE STOCK PURCHASE PLAN

    GENERAL. On March 28, 1997, the Board of Directors adopted the Company's Employee Stock Purchase Plan (the "ESPP"), which was approved at the Annual Meeting of Shareholders on June 9, 1997. The purpose of the ESPP is to provide a means by which the Company's employees may be given an opportunity to purchase the Company's Common Stock.

    PROPOSED AMENDMENT. On March 25, 1999, the Board of Directors adopted, subject to shareholder approval, an amendment to the ESPP to increase the number of shares available for issuance under the ESPP from 200,000 to 400,000 shares. As of March 31, 1999, 66,315 shares were available for issuance under the ESPP (not including the proposed 200,000 share increase).

    Set forth below is a summary of certain important features of the ESPP, as amended, which summary is qualified in its entirety by reference to the full text of the ESPP.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE ESPP.

GENERAL

    In March 1997, the Board of Directors adopted, and the stockholders subsequently approved, the ESPP. The ESPP provides a means by which employees of the Company (and any parent or subsidiary of the Company) may purchase Common Stock of the Company at a discount through accumulated payroll deductions. Currently, the maximum number of shares of Common Stock that may be issued under the ESPP is 200,000, but will increase to 400,000 shares upon stockholder approval of the amendment to the ESPP.

PURPOSE

    The purpose of the ESPP is to provide incentives for such persons eligible to participate thereunder to exert maximum efforts for the success of the Company. As of December 31, 1998, approximately 242 of the Company's approximately 292 employees are eligible to participate in the ESPP.

    The rights to purchase Common Stock granted under the ESPP are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

ADMINISTRATION

    The ESPP is administered by the Board of Directors, which has the final power to construe and interpret the ESPP and the rights granted under it. The Board has the power, subject to the provisions of the ESPP, to determine when and how rights to purchase Common Stock of the Company will be granted, the provisions of each offering of such rights (which need not be identical), and whether any parent or subsidiary of the Company shall be eligible to participate in such plan. The Board has the power to delegate administration of such plan to a committee of not less than two Board members. The Board may abolish any such committee at any time and revest in the Board the administration of the ESPP.

OFFERINGS

    The ESPP is implemented by offerings of rights to all eligible employees from time to time by the Board. The offering period for any offering may be no more than 27 months. The initial offering period began on the date of effectiveness of the Company's initial public offering and will end on July 31, 1999.

Thereafter, each offering will begin on August 1 every two (2) years, beginning in 1999, and will end on the day prior to the second anniversary of its offering date.

ELIGIBILITY

    Any person who is customarily employed at least 20 hours per week and five months per calendar year by the Company (or by any parent or subsidiary of the Company designated from time to time by the Board) on the first day of an offering period is eligible to participate in that offering under the ESPP, provided such employee has been in the continuous employ of the Company for the period preceding the first day of the offering period as determined by the Board (which period will not equal or exceed two years). The Board may provide in any offering that officers of the Company who are "highly compensated" as defined in the Code are not eligible to participate in the ESPP.

    Notwithstanding the foregoing, no employee is eligible for the grant of any rights under the ESPP if, immediately after the grant, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any parent or subsidiary of the Company (including any stock which such employee may purchase under all outstanding rights and options), nor will any employee be granted rights that would permit him to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of the Company in any calendar year.

PARTICIPATION IN THE PLAN

    Eligible employees become participants in the ESPP by delivering to the Company, prior to the date selected by the Board as the offering date for the offering, an agreement authorizing payroll deductions of up to 15% of their earnings during the purchase period.

PURCHASE PRICE

    The purchase price per share at which shares are sold in an offering under the ESPP will not be less than the lower of (a) 85% of the fair market value of a share of Common Stock on the first day of the offering or on the first date of eligibility or (b) 85% of the fair market value of a share of Common Stock on the purchase date.

PAYMENT OF PURCHASE PRICE; PAYROLL DEDUCTIONS

    The purchase price of the shares is accumulated by payroll deductions over the offering period. At any time during the purchase period, a participant may reduce or terminate his or her payroll deductions. A participant may not increase or begin such payroll deductions after the beginning of any purchase period, except, if the Board provides, in the case of an employee who first becomes eligible to participate as of a date specified during the purchase period. All payroll deductions made for a participant are credited to his or her account under the ESPP and deposited with the general funds of the Company. A participant may not make any additional payments into such account.

PURCHASE OF STOCK

    By executing an agreement to participate in the ESPP, the employee is entitled to purchase shares under such plan. In connection with offerings made under the ESPP, the Board specifies a maximum number of shares any employee may be granted the right to purchase and the maximum aggregate number of shares which may be purchased pursuant to such offering by all participants. If the aggregate number of shares to be purchased upon exercise of rights granted in the offering would exceed the maximum aggregate number, the Board would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee's participation is discontinued, his right to purchase shares is exercised automatically at the end of the purchase period at the applicable price. See "Withdrawal" below.

WITHDRAWAL

    While each participant in the ESPP is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering to the Company a notice of withdrawal from the ESPP. The withdrawal may be elected at any time prior to the end of the applicable offering period, subject to any specified limitations in the offering.

    Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less any accumulated deductions previously applied to the purchase of stock on the employee's behalf during such offering, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the ESPP.

TERMINATION OF EMPLOYMENT

    Rights granted pursuant to any offering under the ESPP terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to a terminated employee all of his or her accumulated payroll deductions, without interest.

RESTRICTIONS ON TRANSFER

    Rights granted under the ESPP are not transferable and may be exercised only by the person to whom such rights are granted.

DURATION, AMENDMENT AND TERMINATION

    The Board may suspend or terminate the ESPP at any time in its discretion. Unless terminated earlier, the ESPP will terminate when all of the shares subject to the ESPP's reserve has been issued under the terms of the ESPP.

    The Board may amend the ESPP at any time in its discretion. Any amendment of the ESPP must be approved by the stockholders within 12 months of its adoption by the Board if the amendment would (i) increase the number of shares of Common Stock reserved for issuance under the ESPP, (ii) modify the requirements relating to eligibility for participation in the ESPP, or (iii) modify any other provision of the ESPP in a manner that would materially increase the benefits accruing to participants under the ESPP, if required in order to comply with the requirements of Rule 16b-3 under the Exchange Act.

    Rights granted before amendment or termination of the ESPP will not be altered or impaired by any amendment or termination of such plan without consent of the person to whom such rights were granted.

EFFECT OF CERTAIN CORPORATE EVENTS

    In the event of a dissolution, liquidation or specified type of merger of the Company, the surviving corporation either will assume the rights under the ESPP or substitute similar rights, or the exercise date of any ongoing offering will be accelerated such that the outstanding rights may be exercised immediately prior to, or concurrent with, the event.

STOCK SUBJECT TO ESPP

    If rights granted under the ESPP expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.

FEDERAL INCOME TAX INFORMATION

    Rights granted under the ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code.

    A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchase shares.

    If the stock is disposed of at least two years after the beginning of the offering period and at least one year after the stock is transferred to the participant, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the exercise price or (ii) the excess of the fair market value of the stock as of the beginning of the offering period over the exercise price (determined as of the beginning of the offering period) will be treated as ordinary income. Any further gain or any loss will be taxed as a long-term or short-term capital gain or loss depending on how long the stock was held. Capital gains currently are generally subject to lower tax rates than ordinary income. The maximum capital gains rate for federal income tax purposes is 20% while the maximum ordinary rate is effectively 39.6% at the present time.

    If the stock is sold or disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition, and the Company may, in the future, be required to withhold income taxes relating to such ordinary income from other payments made to the participant. The balance of any gain will be treated as capital gain. Even if the stock is later disposed of for less than its fair market value on the exercise date, the same amount of ordinary income is attributed to the participant, and a capital loss is recognized equal to the difference between the sales price and the fair market value of the stock on such exercise date. Any capital gain or loss will be long or short-term depending on how long the stock has been held.

    There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the ESPP. The Company is entitled to a deduction to the extent amounts are taxed as ordinary income to a participant (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation).

                                   PROPOSAL 4
         APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 1997 NON-EMPLOYEE
                          DIRECTORS' STOCK OPTION PLAN

1997 NON-EMPLOYEE DIRECTORS' PLAN

    GENERAL. On March 28, 1997, the Board of Directors adopted the Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), which was approved at the Annual Meeting of Shareholders on June 9, 1997. The purpose of the Directors' Plan is to provide a means by which each director of the Company who is not otherwise an employee or affiliate of the Company may be given an opportunity to purchase the Company's Common Stock.

    PROPOSED AMENDMENTS. On March 25, 1999, the Board of Directors adopted certain amendments to the Directors' Plan. Among other things, the Board approved, subject to shareholder approval, an amendment to increase the number of shares of Common Stock available for grant under the Directors'

Plan from 100,000 to 200,000 shares. As of March 31, 1999, 17,274 shares were available for the grant of new awards under the Directors' Plan (not including the proposed 100,000 share increase). The Board is hereby requesting the stockholders' approval of this increase.

    The Directors' Plan, as proposed to be amended and restated to reflect the amendments approved by the Board, is attached hereto as Exhibit A and is incorporated by reference. Set forth is a summary of certain important features of the Directors' Plan, as amended. It is qualified in its entirety by reference to the full extent of the Directors' Plan.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE DIRECTORS' PLAN.

GENERAL

    The Directors' Plan provides for the automatic grant of stock options to purchase shares of Common Stock to Non-Employee Directors (as defined below) of the Company. Options granted under the Directors' Plan are not intended to qualify as incentive stock options, as defined under Section 422 of the Code.

PURPOSE

    The purpose of the Directors' Plan is to attract and retain the services of persons capable of serving as Non-Employee Directors on the Board of Directors and to provide incentives for such persons to exert maximum efforts to promote the success of the Company.

ADMINISTRATION

    The Directors' Plan is administered by the Board of Directors of the Company. The Board of Directors has the final power to construe and interpret the Directors' Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board of Directors is authorized to delegate administration of the Directors' Plan to a committee composed of one or more two members of the Board. The Board of Directors does not presently contemplate delegating administration of the Directors' Plan to any committee of the Board of Directors.

ELIGIBILITY

    The Directors' Plan provides that options may be granted only to Non-Employee Directors of the Company. A "Non-Employee Director" is defined in the Directors' Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate.

    Option grants under the Directors' Plan are non-discretionary. Each person who, for the first time becomes a Non-Employee Director will automatically receive on the date of his or her initial election or appointment as a director by the Board or stockholders of the Company, an option to purchase 10,000 shares of Common Stock (an "Initial Grant"). In addition, on the date of the annual meeting of stockholders each year, each Non-Employee Eligible Director will be automatically granted an option to purchase 5,000 shares of Common Stock (an "Annual Grant"), except that (1) if the Non-Employee Director has not served for 12 months prior to such date, then the number of shares subject to that Non-Employee Director's option will be pro rated based on the number of days the Non-Employee Director served as such during the preceding 12 months, and (2) the Annual Grant will not be made if the director has received, at any time, an "Election Grant" as described below.

    Beginning at the 1999 Annual Meeting of Stockholders, each Non-Employee Director who is elected to the Board by the Stockholders will automatically receive a grant (the "Election Grant") of an option to purchase 5,000 shares. In addition to this grant, each Non-Employee Director will be granted an additional 5,000 shares for each year remaining in their term of service. Directors who have ever received an Election

Grant will no longer be eligible to receive an Annual Grant, as Election Grants are intended to replace the Annual Grants.

TERMS OF OPTIONS

    Each option under the Directors' Plan is subject to the following additional terms and conditions:

    Each Grant is fully vested and exercisable on the date of grant. Election Grants vest on the date of grant with respect to the number of Shares equal to 5,000. The remaining shares vest in 5,000 share installments on the dates of the first and second annual meetings following the date of election.

    EXERCISE PRICE; PAYMENT. The exercise price of options granted under the Directors' Plan shall be equal to 100% of the fair market value of the Common Stock subject to the options on the date of grant. The exercise price of options granted under the Directors' Plan may be paid in cash or by delivery of shares of Common Stock of the Company that have been held for the period required to avoid a charge to the earnings of the Company. Any shares so surrendered will be valued at their fair market value on the date of exercise.

    TRANSFERABILITY; TERM. Under the Directors' Plan, an option may not be transferred by the optionee, except by will or the laws of descent and distribution or pursuant to a "qualified domestic relations order." During the lifetime of an optionee, an option may be exercised only by the optionee or transferee pursuant to such an order. No option granted under the Directors' Plan is exercisable by any person after the expiration of ten years from the date the option is granted.

    OTHER PROVISIONS. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Directors' Plan as may be determined by the Board of Directors.

ADJUSTMENT PROVISIONS

    If there is any change in the stock subject to the Directors' Plan or subject to any option granted under the Directors' Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Directors' Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan and the class, number of shares and price per share of stock subject to such outstanding options.

    In the event of a merger or consolidation in which the Company is not the surviving corporation or a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger were converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or any other capital reorganization after which less than 50% of the outstanding voting shares of the new or continuing corporation are owned by stockholders of the Company immediately before such transactions, then to the extent permitted by applicable law, the time during which such options may be exercised shall be accelerated, and the options terminated if not exercised prior to such event.

DURATION, AMENDMENT AND TERMINATION

    The Board of Directors may amend, suspend or terminate the Directors' Plan at any time or from time to time; provided, however, that the Board may not amend the Directors' Plan with respect to the amount, price or timing of grants more often than once every six months. No amendment will be effective unless approved by the stockholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (i) increase the number of shares reserved for options under the Directors' Plan; (ii) modify the requirements as to eligibility for participation in the Directors' Plan (to the extent such modification requires stockholder approval in order for the Directors' Plan to comply with the requirements of Rule 16b-3; or (iii) modify the Directors' Plan in any other way if such modification requires stockholder approval in order for the Directors' Plan to meet the requirements of Rule 16b-3. Unless sooner terminated, the Directors' Plan will terminate on March 27, 1997.

FEDERAL INCOME TAX INFORMATION

    Stock options granted under the Directors' Plan are subject to federal income tax treatment pursuant to rules governing options that are not incentive stock options.

    The following is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Directors' Plan, does not purport to be complete and does not discuss the income tax laws of any state or foreign country in which an optionee may reside.

    Options granted under the Directors' Plan are nonstatutory options. There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Because the optionee is a director of the Company, under existing laws, the date of taxation (and the date of measurement of taxable ordinary income) may in some instances be deferred unless the optionee files an election under
Section 83(b) of the Code. The filing of Section 83(b) election with respect to the exercise of an option may affect the time of taxation and the amount of income recognized at each such time. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of such option. Such gain or loss will be long-term or short-term depending on how long the stock was held.

                                   PROPOSAL 5
               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1999 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has audited the Company's financial statements since its inception in 1991. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting, they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    Stockholder ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. The Board nonetheless is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

    The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 5.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 31, 1999 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table below; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                                                             BENEFICIAL OWNERSHIP(1)
                                                                                            --------------------------
                                                                                             NUMBER OF
                                                                                              SHARES
                                                                                            BENEFICIALLY  PERCENT OF
BENEFICIAL OWNER                                                                               OWNED         TOTAL
------------------------------------------------------------------------------------------  -----------  -------------
CIBC Wood Gundy Ventures, Inc.............................................................     880,751           5.7%
  425 Lexington Avenue, 2nd Floor
  New York, NY 10017

Acorn Ventures, Inc.(2)...................................................................   1,000,000           6.1%
  11400 SE 6th Street, Suite 120
  Bellevue, WA 98004

Entities affiliated with Olympic Venture Partners(3)......................................     775,540           5.0%
  2420 Carillon Point
  Kirkland, WA 98033

Jens H. Molbak(4).........................................................................     929,890           5.9%

Kirk A. Collamer(5).......................................................................     138,807             *

Daniel A. Gerrity(6)......................................................................     316,401           2.0%

Michael Parks(7)..........................................................................      86,287             *

George H. Clute(8)........................................................................     790,540           5.1%

Larry A. Hodges(9)........................................................................      30,000             *

David E. Stitt(10)........................................................................      17,000             *

William D. Ruckelshaus(11)................................................................      17,726             *

Ronald A. Weinstein(12)...................................................................     263,379           1.7%

Robert O. Aders(13).......................................................................      10,000             *

All directors and executive officers as a group (10 persons)..............................   2,600,030          16.0%

------------------------

   * Represents beneficial ownership of less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of March 31, 1999 are deemed outstanding. These option shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person (unless otherwise assumed to be outstanding). Except as indicated by footnote, and subject to marital community property laws where applicable, the Company believes that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. As of March 31, 1999, the Company had 15,441,611 shares of Common Stock outstanding.

 (2) Includes 900,000 shares that may be acquired upon the exercise of warrants issued in connection with a prior Preferred Stock financing. Fifty percent (50%) of the shares issued upon the exercise of such warrants are subject to a repurchase option in favor of the Company in the event that the Company has not attained a specified valuation on certain dates.

 (3) Consists of 738,498 shares beneficially owned by Olympic Venture Partners III, L.P. ("OVP III") and 37,042 shares beneficially owned by OVP III Entrepreneur's Fund. Mr. Clute, a director of the Company, is a general partner of the general partner of OVP III and OVP III Entrepreneurs Fund. Mr. Clute disclaims beneficial ownership of the shares except to the extent of his pro rata ownership therein.

 (4) Includes 283,308 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999, but a portion of these shares are subject to repurchase by the Company through April 2000 or February 2001. Also includes 65,000 shares held by Mt. Shuksan Investments LLC ("Shuksan") and 73,000 shares held by Penny Partners L.P. ("Penny"). Mr. Molbak shares voting and investment power over the shares held by Shuksan and Penny and disclaims beneficial ownership of such shares except to the extent of his ownership interest therein.

 (5) Consists of 137,269 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999, but a portion of these shares are subject to repurchase by the Company through February 2001.

 (6) Includes 248,137 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999, but portions of these shares are subject to repurchase by the Company through March 1999, April 2000 and February 2001. Also includes 100 shares held by son. Mr. Gerrity shares voting and investment power over the shares held by his son and disclaims beneficial ownership of such shares except to the extent of his ownership interest therein.

 (7) Includes 86,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999, but portions of these shares are subject to repurchase by the Company through April 2000 and February 2001.

 (8) Includes 738,498 shares beneficially owned by OVP III. Also includes 37,042 shares beneficially owned by OVP III Entrepreneurs Fund, an affiliate of OVP III. Mr. Clute, a director of the Company, is a general partner of the general partner of OVP III and OVP III Entrepreneurs Fund. Mr. Clute disclaims beneficial ownership of the shares except to the extent of his pro rata ownership therein. Also includes 15,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999.

 (9) Includes 30,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999.

 (10) Also includes 15,000 shares issuable upon the exercise of options exercisable within 60 days of March 31, 1999.

 (11) Includes 12,726 shares issuable upon exercise of an option exercisable within 60 days of March 31, 1999.

 (12) Includes 26,428 shares issuable upon exercise of options exercisable within 60 days of March 31, 1999. Also includes 90,400 shares beneficially owned by the Weinstein Family Partnership. Mr. Weinstein is a general partner of the Weinstein Family Partnership.

 (13) Includes 10,000 shares subject to stock options exercisable within 60 days of March 31, 1999.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

    To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1998, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

    The Company's directors currently do not receive any cash compensation for service on the Board of Directors or any committee thereof. Directors are, however, eligible for reimbursement for expenses they incur in connection with attendance at Board meetings in accordance with Company policy.

    Each non-employee director of the Company also receives stock option grants under the 1997 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides for automatic grants of options to purchase shares of Common Stock to eligible non-employee directors of the Company. The maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan currently is 100,000. The Board has proposed to increase the maximum number of shares of Common Stock that may be issued pursuant to options granted under the Directors' Plan to 200,000; this proposal is subject to stockholder approval at the Annual Meeting of Stockholders. Options granted under the Directors' Plan are not intended by the Company to qualify as incentive stock options under the Internal Revenue Code as amended (the "Code"). See "1997 Non-Employee Directors' Stock Option Plan."

    During 1998, the Company granted, under the Directors' Plan, options to purchase 5,000 shares of the Company's Common Stock to each of Messrs. Clute, Hodges, Stitt and Weinstein, and options to purchase 2,726 shares to Mr. Ruckelshaus, each at exercise price of $7.75, the fair market value of such stock on the date of grant. As of December 31, 1998, no options had been exercised under the Directors' Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    No member of the Compensation Committe of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee. See "Certain Relationships and Related Transactions" for a description of transactions between the Company and entities affiliated with members of the Compensation Committee.

SUMMARY OF COMPENSATION

    The following table shows for the fiscal years ended December 31, 1996, 1997 and 1998, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its other four most highly compensated executive officers at December 31, 1998 and two former executive officers who departed from the Company in Fiscal year 1998 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                                              COMPENSATION AWARDS
                                                              ANNUAL          --------------------
                                                          COMPENSATION(1)          SECURITIES
                                                       ---------------------       UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION                   YEAR     SALARY($)   BONUS($)        OPTIONS(#)       COMPENSATION($)
------------------------------------------  ---------  ----------  ---------  --------------------  ----------------
Jens H. Molbak............................       1998  $  180,000                     108,308
  Chairman and Chief Executive                   1997     129,166                      50,000
  Officer and Director                           1996      97,801                      25,000

Daniel A. Gerrity(2)......................       1998     189,135                     122,512
  President and Chief                            1997     149,166                      30,000
  Operating Officer                              1996     126,309     15,000           30,000

Aaron R. Finch(3).........................       1998      34,788
  Vice President of Operations                   1997     130,000                      30,000
                                                 1996     100,636                      15,000

Rod W. Brooks(4)..........................       1998     207,208                      58,723
  Vice President of Sales                        1997     193,170                      30,000
  and Marketing                                  1996     153,730                      25,000

Kirk A. Collamer(5).......................       1998     157,500                      57,269
  Vice President and                             1997     120,961                      50,000
  Chief Financial Officer                        1996          --                          --

Michael W. Parks..........................       1998     124,136                      40,538
  Vice President, Operations                     1997     102,525      1,125           10,000
                                                 1996      86,250                       7,000

------------------------

(1) As permitted by rules established by the Commission, no amounts are shown with respect to certain perquisites where such amounts do not exceed the lesser of 10% of the sum of the amount in the salary and bonus columns or $50,000.

(2) Mr Gerrity was promoted to President and Chief Operating Officer on April 13, 1998.

(3) Mr. Finch resigned as of April 1998.

(4) Mr. Brooks was terminated effective July 14, 1998.

(5) Mr. Collamer was hired as Vice President and Chief Financial Officer in February 1997.

                       STOCK OPTION GRANTS AND EXERCISES

    The Company grants options to its executive officers under its 1997 Equity Incentive Plan (the "Equity Incentive Plan"). As of December 31, 1998, options to purchase a total of 1,365,835 shares were outstanding under the Equity Incentive Plan and options to purchase 983,617 shares remained available for grant thereunder.

    The following tables show, for the fiscal year ended December 31, 1998, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               POTENTIAL REALIZABLE
                                                         INDIVIDUAL GRANTS                       VALUE AT ASSUMED
                                                    ----------------------------               ANNUAL RATES OF STOCK
                                       NUMBER OF     PERCENTAGE OF                              PRICE APPRECIATION
                                      SECURITIES     TOTAL OPTIONS                                      FOR
                                      UNDERLYING      GRANTED IN      EXERCISE                   OPTION TERM($)(3)
                                        OPTIONS         FISCAL          PRICE     EXPIRATION   ---------------------
NAME                                 GRANTED(#)(1)   1998(%)(#)(2)     ($/SH)        DATE         5%         10%
-----------------------------------  -------------  ---------------  -----------  -----------  ---------  ----------
Jens H. Molbak.....................      108,308           10.48           8.00     2/09/2008    544,915   1,380,920
Daniel A. Gerrity..................      122,512           11.84           8.00     2/09/2008    639,961   1,621,786
Aaron R. Finch.....................           --              --             --                       --          --
Rod W. Brooks......................       58,723            5.67           8.00     2/09/2008    295,445     748,715
Kirk A. Collamer...................       57,269            5.54           8.00     2/09/2008    288,129     730,176
Michael W. Parks...................       40,538            3.92           8.00     2/09/2008    203,953     516,857

------------------------

(1) Options generally have a term of 10 years and are immediately exercisable, but shares purchased thereunder are subject to repurchase by the Company in the event service is terminated at the rate of 100% until the first anniversary of the date of grant, decreasing by 2.08333% of the shares upon completion of each full month thereafter. The shares are released from the repurchase option four years after the date of grant.

(2) Based on an aggregate of 1,033,944 shares subject to options granted to employees of the Company in the fiscal year ended December 31, 1998, including the Named Executive Officers.

(3) The potential realizable value calculated based on the term of the option at the time of grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Commission and does not represent the Company's prediction of its stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company's Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES
                                                                    UNDERLYING            VALUE OF UNEXERCISED
                                                              UNEXERCISED OPTIONS AT     IN-THE-MONEY OPTIONS AT
                                      SHARES       VALUE       DECEMBER 31, 1998(#)      DECEMBER 31, 1998($)(2)
                                    ACQUIRED ON  REALIZED   --------------------------  -------------------------
NAME                                EXERCISE(#)   ($)(1)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
----------------------------------  -----------  ---------  -----------  -------------  ----------  -------------
Jens H. Molbak....................                             183,308                     586,597
Daniel A. Gerrity.................      45,375     367,920     173,137                     531,439
Aaron R. Finch....................
Rod W. Brooks.....................                             168,723                   1,004,488
Kirk A. Collamer..................                             107,269                     194,990
Michael W. Parks                                                50,538                     118,980

------------------------

(1) Based on the difference between the fair market value on the date of exercise and the exercise price.

(2) Based on the difference between the fair market value on December 31, 1998 ($10.75 per share) and the exercise price.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

    The Compensation Committee of the Board of Directors (the "Committee") is composed of three outside directors who are not employed by the organization and are free of any relationship that would interfere with their exercise of independent judgment. The Committee is responsible for setting and administering the policies that govern executive compensation and provides the following report to shareholders.

PHILOSOPHY

    The Company's executive compensation program is designed to attract, retain and motivate the talent the Company needs to achieve its aggressive business goals and to build shareholder value. A significant portion of executive compensation is linked to key measures of corporate performance as defined annually in Coinstar's business plan and to increased valuation of the company's stock. The goal is to align executive pay with increased value for stockholders.

    The Company takes a "total compensation" approach, evaluating the competitiveness of each executive compensation package based on all components of compensation: base salary, bonus pay (short-term incentive program), stock options (long-term incentive program) and benefits. In 1998 the committee employed an independent consultant to assist in the review of the Company's executive pay practices and recommendations for 1999 pay levels. Among other activities, the consultant prepared a report comparing Coinstar's executive compensation to that of other companies.

    The following is a discussion of each of the elements of the Company's executive program including a description of the decisions and actions taken by the Committee to determine compensation in 1998 for the Chief Executive Officer, the President and the seven officers and directors reporting to the President.

1998 EXECUTIVE COMPENSATION PROGRAM

    Compensation paid to the Company's executive officers in 1998 (as reflected in the foregoing tables for Named Executive Officers) consisted of the following elements:

    BASE SALARY. Base salaries for executives are determined by evaluating (1) the responsibilities of the position, (2) the strategic value of the position to the Company, (3) the experience and skills of the individual filling the position and (4) market data for comparable positions in other companies with a similar revenue base. The base salaries for the Company's executive officers are generally at or below the median when this comparison with the market data is made, but this result is consistent with the company's philosophy to weight compensation more heavily towards incentive pay programs which link executive rewards with shareholder value.

    BONUS PAY (SHORT-TERM INCENTIVE PROGRAM). The executive bonus plan is tied to specific business objectives developed annually in the Company's business plan and approved by the Board of Directors. The size of the bonus to the Chief Executive Officer, the President and the seven members of the senior management team is determined as a percentage of base salary. In 1998, Coinstar achieved its earnings objectives and executive managers employed on December 31, 1998, were eligible to receive their bonus. In some cases, the bonus was based on the achievement of both company and individual goals and was awarded in both cash and stock options.

    STOCK OPTIONS (LONG-TERM INCENTIVE PROGRAM). The Company believes that a significant percentage of compensation to executive officers should be delivered in the form of stock options. Stock options utilized by the Company for this purpose align management interests with shareholders by allowing them to share in the long-term increase in value of the Company. Coinstar believes these stock options play a key role in attracting, motivating and retaining the services of its executive employees. The Company has historically rewarded its executive employees through the grant of Incentive Stock Options and Non-statutory Stock Options.

    Incentive Stock Options and Non-statutory Stock Options are awarded to both executive and non-executive employees on an annual basis by the Compensation Committee or the Board of Directors. The Company's Equity Incentive Plan provides for the grant of up to 2,900,000 shares of the Company's Common Stock, of which there were, as of December 31, 1998, 350,548 shares issued upon exercise of options, 1,565,835 options to purchase outstanding 983,617 shares available for future grant. Stock options are typically granted with exercise prices equal to the prevailing market value of the Company's Common Stock on the date of the grant, have 10-year terms and are subject to vesting periods established by the Committee.

    The Compensation Committee employs no set of mechanical criteria in awarding stock options. Rather it evaluates a series of factors including (1) the overall performance of the Company for the fiscal year in question; (2) the anticipated contribution by the individual to the Company, (3) the stock options required from a competitive point of view to retain the services of a valued executive officer, and (4) market data for comparable positions in other companies with a similar revenue base. Stock options awarded for the Company's executive officers are generally above the median when this comparison with the market data is made. This result is consistent with the company's philosophy to weight compensation more heavily towards incentive pay programs that link executive rewards with shareholder value.

CHIEF EXECUTIVE OFFICER COMPENSATION

    Through April 1998, Mr. Jens H. Molbak served as President, Chief Executive Officer and a director of the Company. On April 15, 1998, Mr. Daniel A. Gerrity became President of the Company, and Mr. Molbak has continued to serve as Chairman & Chief Executive Officer since that time. Mr. Molbak was eligible to participate in the same executive compensation plans as were available to other executive officers of the Company. Based on the performance of the Company in the prior fiscal year and the Committee's assessment of Mr. Molbak's ongoing personal performance in the position of Chief Executive Officer, Mr. Molbak received a salary increase during fiscal 1998. Among the factors considered by the Committee in its consideration of Mr. Molbak's performance were the continued expansion of the Company's Coinstar network, the continued success of the Company's sales and marketing efforts.

    The Board granted Mr. Molbak stock options under the Equity Incentive Plan for 100,000 shares of Common Stock on Februrary 9, 1998, at the option price of $8.00 per share. This option was based on the continuing success through internally generated growth of the Company. He is eligible to receive additional option grants in the future at the discretion of the Committee.

                                   CONCLUSION

    Through the plans described above, a significant portion of the Company's compensation program and Mr. Molbak's compensation are contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company's business may result in highly variable compensation for a particular time period.

                                          COMPENSATION COMMITTEE
                                          William Ruckelshaus
                                          David E. Stitt
                                          Ronald A. Weinstein

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL
  ARRANGEMENTS

    On July 14, 1998 Mr. Brooks left employment with the Company. Under the terms of a seperation agreement dated as July 14, 1998, Mr. Brooks continued to receive full pay and benefits until January 14, 1999, however, Mr. Brooks had no corporate responsibilities during this time.

PERFORMANCE MEASUREMENT COMPARISON

    The following graph shows the total stockholder return of an investment of $100 in cash on July 3, 1997 (the date on which the Company's Common Stock was first traded on the Nasdaq National Market) for (i) the Company's Common Stock,
(ii) the Nasdaq Stock Market Index and (iii) the Russell 2000 Index ("Russell 2000"). All values assume reinvestment of the full amount of all dividends and are calculated as of December 31, 1998.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
           AMONG COINSTAR, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                           AND THE RUSSELL 2000 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            COINSTAR, INC.      NASDAQ STOCK MARKET (U.S.)      RUSSELL 2000
Start               $100.00                           $100.00          $100.00
7-97                 $95.00                           $111.00          $105.00
8-97                $113.00                           $110.00          $107.00
9-97                $124.00                           $117.00          $115.00
10-97                $96.00                           $111.00          $110.00
11-97                $92.00                           $111.00          $109.00
12-97                $87.00                           $110.00          $111.00
1-98                 $82.00                           $113.00          $109.00
2-98                 $80.00                           $124.00          $117.00
3-98                 $87.00                           $128.00          $122.00
4-98                 $94.00                           $130.00          $123.00
5-98                 $82.00                           $123.00          $119.00
6-98                 $88.00                           $132.00          $119.00
7-98                 $88.00                           $131.00          $109.00
8-98                 $70.00                           $105.00           $88.00
9-98                 $59.00                           $119.00           $95.00
10-98                $70.00                           $124.00           $99.00
11-98                $61.00                           $137.00          $104.00
12-98               $102.00                           $154.00          $110.00

                      7/3/97       7/31/97      8/31/97      9/30/97     10/31/97     11/30/97     12/31/97      1/31/98
                    -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Coinstar, Inc.....         100           95          113          124           96           92           87           82
NASDAQ STOCK
  MARKET (U.S.)...         100          111          110          117          111          111          110          113
RUSSELL 2000......         100          105          107          115          110          109          111          109

                      2/28/98      3/31/98      4/30/98      5/31/98      6/30/98      7/31/98      8/31/98      9/30/98
                    -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Coinstar, Inc.....          80           87           94           82           88           88           70           59
NASDAQ STOCK
  MARKET (U.S.)...         124          128          130          123          132          131          105          119
RUSSELL 2000......         117          122          123          119          119          109           88           95

                     10/31/98     11/30/98     12/31/98
                    -----------  -----------  -----------
Coinstar, Inc.....          70           61          102
NASDAQ STOCK
  MARKET (U.S.)...         124          137          154
RUSSELL 2000......          99          104          110

----------------------------------

* $100 invested on 7/03/97 in stock or on 8/30/97 in index including reinvestment of dividends. Fiscal year ending December 31. Stock price performance shown above for the Company's Common Stock is historical and not necessarily indicative of future price performance.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On July 14, 1998 Mr. Brooks left employment with the Company. Under the terms of a seperation agreement dated as July 14, 1998, Mr. Brooks continued to receive full pay and benefits until January 14, 1999, however, Mr. Brooks had no corporate responsibilities during this time.

    In January 1994, the Board of Directors granted to Ronald Weinstein an option to purchase 10,000 shares of the Company's Series B Preferred Stock, which has an exercise price of $4.00 per share and was fully vested on the date of grant. At that time, Mr. Weinstein was a member of the Company's Board of Directors. In connection with the Company's initial public offering, the Series B Preferred Stock converted into Common Stock at the rate of 1.142857 shares of Common Stock to one share of Series B Preferred Stock.

    As of December 31, 1998, the Company had approximately 86 Coinstar units installed in QFC grocery stores, including stores operated by Hughes Markets, Inc., its subsidiary ("QFC-Hughes"). During 1998, the Coinstar units installed in QFC-Hughes were responsible for approximately 2.5% of the Company's revenue. Mr. Weinstein, a director of the Company, was a director of QFC during 1998.

    The Company believes that the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                                 OTHER MATTERS

    The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                                          [SIG]

                                          Mark P. Tanoury

                                          Secretary

April 30, 1998

    A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, COINSTAR, INC., 1800 114TH AVENUE S.E., BELLEVUE, WASHINGTON 98004.

(1) The material in this report and under the caption "Performance Measurement Comparison" are not "soliciting material," are not deemed filed with the SEC and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or Exchange Act whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language herein.

                                 COINSTAR, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JUNE 16, 1999

    The undersigned hereby appoints Jens H. Molbak and Kirk A. Collamer, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of Coinstar, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Coinstar, Inc. to be held at the Company's offices located at 1800 114th Avenue SE, Bellevue, Washington 98004 on Wednesday, June 16, 1999 at 10:00 a.m., (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

    MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW

PROPOSAL 1: To elect two directors to hold office until the 2002 Annual Meeting of Shareholders.

FOR all nominees listed below                           WITHHOLD AUTHORITY
(except as marked to the contrary below). / /           TO VOTE FOR ALL NOMINEES LISTED BELOW. / /

                Nominees: David E. Stitt and Ronald A. Weinstein

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S) WRITE SUCH NOMINEE(S)' NAME(S)
                                     BELOW:

--------------------------------------------------------------------------------

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPROSAL 2

PROPOSAL 2: To approve the Company's 1997 Equity Incentive Plan (i) as amended to increase the number of shares authorized for issuance under the plan from 2,900,000 shares to 3,580,000 shares and (ii) to approve the grant limitations under the plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

/ / FOR                         / / AGAINST                      / / ABSTAIN

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPROSAL 3

PROPOSAL 3: To approve an amendment to the Company's Employee Stock Purchase Plan to increase the number of shares authorized for issuance under the plan from 200,000 to 400,000 shares.

/ / FOR                         / / AGAINST                      / / ABSTAIN

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPROSAL 4

PROPOSAL 4: To approve the 1997 Non-Employee Directors' Stock Option Plan, as amended and restated to increase the number of shares authorized for issuance under the plan from 100,000 to 200,000 shares.

/ / FOR                         / / AGAINST                      / / ABSTAIN

                  MANAGEMENT RECOMMENDS A VOTE FOR PROPROSAL 5

PROPOSAL 5: To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 1999.

/ / FOR                         / / AGAINST                      / / ABSTAIN

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, PROPOSAL 3, PROPOSAL 4, AND PROPOSAL 5, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

    Please vote, date and return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.
                                           Dated _________________________, 1998
                                           _____________________________________
                                           _____________________________________

                                                       Signature(s)

                                           Please sign exactly as your name
                                           appears hereon. If the stock is
                                           registered in the names of two or
                                           more persons, each should sign.
                                           Executors, administrators, trustees,
                                           guardians and attorneys-in-fact
                                           should add their titles. If signer is
                                           a corporation, please give full
                                           corporate name and have a duly
                                           authorized officer sign, stating
                                           title. If signer is a partnership,
                                           please sign in partnership name by
                                           authorized person.